EXHIBIT 23.2

CONSENT OF NETHERLAND, SEWELL AND ASSOCIATES, INC.

NETHERLAND, SEWELL & ASSOCIATES, INC.

January 5, 2006

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Re: Gastar Exploration Ltd., Registration Statement on Form S-8

Gentlemen:

The firm of Netherland, Sewell & Associates, Inc. consents to the use of its name and to the use of its reports regarding Gastar Exploration Ltd.’s (1) Proved Reserves and Future Net Revenue as of December 31, 2004 and as of January 1, 2003 and 2002 and (2) certain Proved Reserves and Future Net Revenue as of December 31, 2004 of Geostar Corporation that were purchased by Gastar Exploration Ltd. on June 17, 2005, in the prospectus of Gastar Exploration Ltd. relating to its Registration Statement on Form S-1 (Registration No. 333-127498), which prospectus is incorporated by reference into this Registration Statement.

Netherland, Sewell & Associates, Inc. has no interests in Gastar Exploration Ltd., Geostar Corporation or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Gastar Exploration Ltd. or Geostar Corporation. Gastar Exploration Ltd. and Geostar Corporation do not employ us on a contingent basis.

Yours very truly, NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Frederic D. Sewell, P.E.
Frederic D. Sewell, P.E. Chairman and Chief Executive Officer